Registration No. 333-________

As filed with the United States Securities and Exchange Commission on January 18, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ARQIT QUANTUM INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Arqit Quantum Inc.
1st Floor, 3 More London Riverside
London SE1 2RE, United Kingdom
Telephone: +44 203 91 70155

(Address of principal executive offices)

Arqit Quantum Inc. 2021 Incentive Award Plan

Arqit Quantum Inc. Rollover Options

(Full title of the plan)

Arqit Inc.
1209 Orange Street
Wilmington, DE 19801
Telephone: (302) 658-7581

(Name, address and telephone number of agent for service)

With a copy to:

Elliott Smith, Esq.
Daniel Turgel, Esq.
Monica Holden, Esq.
White & Case LLP
5 Old Broad Street
London EC2N 1DW

United Kingdom
Tel: +44 (0) 20 7532 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.0001 per share
Arqit Quantum Inc. 2021 Incentive Award Plan	8,094,309(2)	$17.16(4)	$138,898,342.44	$12,875.88
Arqit Quantum Inc. Rollover Options	8,106,425(3)	$0.0000030395(4)	$24.64	$0.00
Total	16,200,734		$138,898,367.08	$12,875.88

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, each with a par value of $0.0001 per share (“Ordinary Shares”), of Arqit Quantum Inc. (the “Registrant”), issuable pursuant to the Arqit Quantum Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”) and the Rollover Options (as defined below) as set forth in this table (collectively, the “Incentive Documents”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Incentive Documents by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)	Represents the Ordinary Shares initially available and reserved for issuance under the Incentive Award Plan, calculated as 16,200,734 Ordinary Shares, which is the maximum number of Ordinary Shares issuable pursuant to the Incentive Award Plan, less 8,106,425 Ordinary Shares subject to Rollover Options (defined below). To the extent Rollover Options expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the Ordinary Shares subject to such Rollover Options will become available for issuance under the Incentive Award Plan.

(3)	Represents the Ordinary Shares issuable upon exercise of the Rollover Options (as defined below). Prior to the completion of the Registrant’s business combination with Centricus Acquisition Corp. and Arqit Limited, Arqit Limited granted options over Arqit Limited ordinary shares to its employees, consultants and advisors. The holders of each of these options agreed to exchange these options for equivalent options to acquire 8,106,425 Ordinary Shares (the “Rollover Options”), which were issued under amended option agreements with terms consistent with the Incentive Award Plan. To the extent Rollover Options expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, the Ordinary Shares subject to such Rollover Options will become available for issuance under the Incentive Award Plan. See footnote (2) above.

(4)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the Incentive Award Plan is based upon the average of the high and low prices of the Company’s Ordinary Shares as reported on the Nasdaq Capital Market on January 14, 2022, which date is within five business days prior to the filing of this Registration Statement, and with respect to the Rollover Options is based upon the weighted-average exercise price of $0.0000030395 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

* As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Incentive Documents as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

1.	the Registrant’s Annual Report on Form 20-F, filed with the SEC on December 16, 2021 (the “Form 20-F”); and

2.	the description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on September 1, 2021, and any other amendment or report filed for the purpose of updating such description, including in the Form 20-F.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and,  to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission, in each case, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except where any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Company’s memorandum and articles of association permit indemnification of officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Memorandum and Articles of Association of Arqit Quantum Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F, filed with the SEC on September 10, 2021).

5.1*	Opinion of Maples and Calder (Cayman) LLP.

23.1*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).

23.2*	Consent of PKF Littlejohn LLP, independent registered public accounting firm of the Registrant.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Arqit Quantum Inc. Incentive Award Plan (incorporated by reference to Exhibit 4.4. of the Registrant’s Registration Statement on Form F-4, No. 333-256591).

99.2	Form of Rollover Option Agreement relating to the grant of an option to acquire shares in Arqit Quantum Inc. (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on December 16, 2021)

99.3	Form of Rollover Option Agreement relating to the grant of an EMI option to acquire shares in Arqit Quantum Inc. (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 20-F, filed with the SEC on December 16, 2021)

* Filed herewith.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on January 18, 2022.

ARQIT QUANTUM INC.

By:	/s/ David Williams
Name: David Williams
Title: Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints David Williams, acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, or other appropriate form, and all amendments thereto, including post-effective amendments, of Arqit Quantum Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on January 18, 2022 in the capacities indicated.

NAME	POSITION
/s/ David Williams David Williams	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Nick Pointon Nick Pointon	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Carlo Calabria Carlo Calabria	Director

/s/ Stephen Chandler Stephen Chandler	Director

/s/ Manfredi Lefebvre d’Ovidio Manfredi Lefebvre d’Ovidio	Director

/s/ VeraLinn Jamieson VeraLinn Jamieson	Director

/s/ Garth Ritchie Garth Ritchie	Director

/s/ Stephen Wilson Stephen Wilson	Director

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arqit Quantum Inc. has signed this registration statement on January 18, 2022.

ARQIT INC.

By:	/s/ VeraLinn Jamieson
Name: VeraLinn Jamieson
Title: Authorized Representative